Exhibit 4.67

English Translation

PURCHASE CONTRACT

Contract No. CG120070389
Execution Place: Jiangning District, Nanjing
Execution Date: October 15, 2007

Seller: CEEG Nanjing International Trade Co., Ltd.	Buyer: CEEG (Nanjing) PV-Tech Co., Ltd.
Add.: 3F, 26 North Zhongshan Road, Nanjing	Add.: 123 Focheng West Road, Jiangning Economic & Technical Development Zone, Nanjing
Legal representative: Yin Guangyou	Legal representative: Lu Tingxiu
Proxy:	Proxy: Zhu Chen
Tel: 025-83275373	Tel: 025-52766630
Fax: 025-83275377	Fax: 025-52766882

Through friendly consultation, the Buyer and the Seller enter into and abide by this agreement on the following stipulations according to the Contract Law of the People’s Republic of China:

1. Name, Type, Quantity and Amount of the Product

No.	Name	Specifications	Unit	Quantity	Unit Price	Amount	Remark
1	Multicrystalline wafer	156*156	piece	20000	RMB77.5/piece	1550000
2	Multicrystalline wafer	156*156	piece	9596	RMB88/piece	844448

Total Amount: RMB Two Million Three Hundred and Ninety Four Thousand Four Hundred and Forty Eight Only (RMB 2394448)

2. Quality Standards

2.1 Requirement of Solar grade multicrystalline wafter: working life: ≥ 2 µm, wafer size (mm): 156*156±0.5, Type: Type P/ boron, Oxygen content ≤ 1.0* 1018 atm/cm3, carbon content ≤1.0*101 7 atm/cm3, Resistivity: 0.5-1 ohm.cm, 1-3 ohm.cm, 3-6 ohm.cm, thickness: 200±20, TTV (µm) <30, camber (µm): ≤40, surface clean, no collapsed piece, no stress patch, no nip, no punch, no obvious shear trace, no cracks, no pit. Please refer to the industry Standards for other specifications unmentioned hereunder.

2.2 Requirement of Solar grade monocrystalline wafter: working life: ≥ 10 µm, wafer size (mm): 156*156±0.5, diameter (mm): 205± 1.0, Type: Type P/ boron, tendency <100>±3 degree, Oxygen content ≤1.0* 1018 atm/cm 3, carbon content ≤5*1017 atm/cm3, Resistivity: 0.5-1 ohm.cm, 1-3 ohm.cm, 3-6 ohm.cm, thickness: 200±20, TTV (µm) <30, camber (µm): ≤40, surface clean, no collapsed piece, no stress patch, no nip, no punch, no obvious shear trace, no cracks, no pit. Please refer to the industry Standards for other specifications unmentioned hereunder.

3. Term and Time of Payment

3.1 After effectiveness of the Contract, the Buyer shall pick up the goods with payment against the appearance qualified quantity.

32. The Seller shall provide to the Buyer 17% a full amount VAT invoice within 5 days after delivery.

4. Packing, Transit and Insurance

4.1 The packaging shall meet the requirement of solar grade multi-crystalline silicon wafers transportation. Any damage attributable to improper packing shall be borne by the Seller.

4.2 The Seller shall be responsible for transit and shall cover the freight and insurance premium.

5. Term of Delivery and Destination

5.1 Term of Delivery: The Seller shall delivery the goods on the day after receipt of payment.

5.2 Destination: Both parties agree that the place of delivery shall be the Buyer’s factory.

6. Inspection and Claims of Quality

If there is any quantity or quality problem, the Buyer shall complete inspection according to the agreed standards and claim within one month of arrival of the goods at the Buyer’s warehouse. The Seller shall reply within seven days after receipt of notice regarding claim on quantity or quality issued by Buyer, otherwise shall be deemed to consent to the claims of the Buyer.

7. Liabilities of Breach

7.1 Within the quality inspection period, if the type, specifications and technology parameters of the products delivered by the Seller do not conform to that is agreed herein, the Buyer shall be entitled to payment refund, replacing of quality goods or price reduction according to the specific situation of the products. The Seller shall reply within three days after receiving the Buyer’s written handling advice, otherwise it shall be deemed to consent to the Buyer’s handling advice.

7.2 If the Seller delays the delivery, the Seller shall pay to the Buyer a default penalty of 0.05% of the total value of the delayed goods per day.

7.3 It shall be deemed as failure of delivery if the Seller fails to deliver goods within seven working days after the due time, and the Buyer shall be entitled to notify the Seller to terminate this Contract. This Contract shall be terminated upon the arrival of the written notice to the Seller. The Seller shall return the amount paid by the Buyer within three days after receiving Buyer’s written notice for contract termination and compensated for the relevant losses suffered by the Buyer. Both parties agree that the default penalty shall be 20% of the amount of this Contract.

8. Transfer of Contract

Neither party may, without written consent of the other party, transfer all or part of rights or obligations to the third party.

9. Confidentiality

The parties hereto and their employees, agents, representatives and counsel shall treat the terms and conditions under this Contract and any its supplementary agreements as business secrets and shall not disclose the information to any third party unless upon consent of the other party. Otherwise, the defaulting party shall compensate as much as twice of the direct or indirect losses of the other party.

10. Force Majeure

If any party is unable to perform its contractual liabilities due to any force majeure event, the affected party shall notify the other party within 7 days upon the occurrence of such event, and shall present written evidence issued by the relevant authority within 15 days upon the end of such events and could partially or wholly exempt from the liability in the light of the impact caused by force majeure. Where an event of force majeure occurs after the party’s delay in performance, the defaulting party shall not be released from its liabilities.

11. Integrity Assurance

13.1 It shall be viewed as damage to the Buyer’s interest if the Seller and its staff directly or indirectly give, in the name of the company or an individual, a gift of money, valuables, securities or provide an improper interest in otherwise forms to any employee of the Buyer, or the Seller as well as its staff does, whether in the name of the company or an individual, any transaction similar to that contemplated hereunder with any employee of the Buyer or any third party introduced by any employee of the Buyer. The breaching party shall compensate as much as twice of the direct or indirect losses incurred by the other party by such reason, as well as the liquidated damages amounting to 20% of the total amount of this Contract per breach (up to RMB 1,000,000).

11.2 Any one may reach the Buyer’s counsel, Mr. Xu Changming at 13851647666, or lawyerxucm@hotmail.com for such issue.

12. Prohibition of Commercial Fraud

If either of the Buyer and Seller breaches the principle of honesty by providing false registration materials, false certificates of qualification or false information, or by hiding the truth from and to deceiving the other party or end-users, it shall be liable for the liquidated damages of 20% of the total contract amount (up to RMB 1,000,000). This Article shall not preclude the liabilities of breach undertaken by either party according to other provisions hereunder

13. Settlement of Disputes

All disputes arising from the validity, performance and interpretation of this Contract shall be settled through consultation by both parties. In case no settlement can be reached through consultation, both parties agree that the dispute shall be submitted to the People’s court of jurisdiction where the Buyer is located. The relevant expenses (including legal cost, travel expenses, notary fees, cost of adducing evidence, arbitration fees and so on) shall be borne by the losing party.

14. Effectiveness and Miscellaneous

14.1 This Contract shall come into effect upon signature and seal of the parties. The printed copy of this Contract shall prevail. Any modification shall not become effective until signed and sealed by both parties. If the Contract has more than one page, then each page should be sealed on the perforation.

14.2 This Contract shall be executed in four counterparts, with each of the parties hereto holding two. Both parties shall send the original copy to the other with 3 working days after execution. The copy delivered through telefax shall be as valid as the original.

14.3 Any matters not covered in this Contract shall be mutually negotiated by both parties and be set forth in the supplementary agreements, which have the same legal effect as this Contract.

Party A: CEEG Nanjing International Trade Co., Ltd. Company Name: (Seal) Entrust Agent: Execution Date:	Party B: Company Name: CEEG (Nanjing) PV-Tech Co., Ltd. (Seal) Entrust Agent: Execution Date: